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                                                Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 10 to the Registration Statement of Sun Life Assurance Company of Canada (U.S.) (File No. 33-41858) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the references to us under the headings "Accountants" and "Appendix B - Condensed Financial Information - Accumulation Unit Values" in the Prospectus for MFS Regatta Fixed and Variable Annuity which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 6, 2001